Exhibit 99.1

                       Hungarian Telephone and Cable Corp.
                   Announces Change to Its Board of Directors


     SEATTLE--(BUSINESS WIRE)--Jan. 5, 2007--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced that Jesper Helmuth Larsen has resigned from Hungarian Telephone and Cable Corp.'s Board of Directors. To fill the vacancy created by the resignation of Mr. Larsen, the Hungarian Telephone Board of Directors has elected Robert Dogonowski to its Board of Directors.

     Mr. Dogonowski, 34 years old, is currently an officer with the Corporate Business Development, M&A division of TDC A/S ("TDC"). TDC is the majority stockholder of Hungarian Telephone. Mr. Dogonowski has been with TDC since 2004 and is currently responsible for M&A projects within TDC. Prior to joining TDC, Mr. Dogonowski was a consultant with Cap Gemini (2000 to 2004) and Accenture (1998 to 2000).

     Mr. Larsen, who is also an officer of TDC, will be replaced on Hungarian Telephone's audit committee by Carsten Dyrup Revsbech. Mr. Revsbech is the Chief Financial Officer of TDC Mobile International (a wholly-owned subsidiary of
TDC). He was elected to Hungarian Telephone's Board of Directors on December 6, 2006.

     About Hungarian Telephone and Corp.

     Hungarian Telephone and Cable Corp. is the leading alternative telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern Europe.


     CONTACT: Hungarian Telephone and Cable Corp.
              Torben V. Holm
              Chief Executive Officer
              Hungary: (011) 361-888-3535
              U.S.: (206) 654-0204